Proctor360

Proctor360 is an emerging EdTech innovation leader that develops solutions for securely monitoring online exams. We're responding to the demand for more advanced tools in the EdTech market projected to exceed $400 Billion by 2025.


Unique Solutions for
Secure Online Testing
Top
EDTech
Startups
2020

Invest

$99 minimum investment

Deadline April 29, 2022
in a month

Share Price
$3

Total Raised
$122,004

Valuation
$15,758,001

4(a)(6) offering provided by Netcapital Funding Portal Inc.

Remote Proctoring Market Value


Remote Proctoring
Market Value
$1.34 Billion
Globally by 2027

Global E-Learning Market Value


Global E-Learning
Market Value
$1 Trillion
Globally by 2027

Early Seed Investors- Seed Round 2019

Early Investors
Seed Round - 2019
100+

INTRODUCTION

Remote Proctoring: The Key to E-Learning Market Growth

MacbookPro laptop



The **E-Learning market** is projected to grow to **$ 1 Trillion** globally by 2027. This creates **massive social benefits**, but for remote learning to have meaning and value, **online exams must have the same integrity as in-person testing.**

Remote proctoring is the segment of E-Learning and EdTech that provides **schools, universities, training programs, professional licensing bodies, and certification organizations** with tools and services to remotely monitor students' exam sessions to ensure that the exam results have just as much integrity as if the test were taken on campus or in the classroom.

It's a high-growth submarket, and Proctor360 is creating solutions to meet new and changing demands.

DEAL HIGHLIGHTS

What you NEED to know:

- **Online classes and blended instruction models are the future of education.** Traditional college campuses and primary/secondary schools are embracing E-Learning, and the **market is growing fast.**
- Virtually **every testing center, college, and certification organization** uses some form of remote proctoring service to monitor the students during online tests.
- The remote proctoring market as a whole is expected to double **in value over the next 4 years.**
- Most **competing companies are still using the same decade-old single webcam model**, and it's not secure enough for today's high stakes exams.

The Proctor360 Advantage

- **Crowdfunding-backed Success.** Proctor360 conducted a small Reg CF seed round in 2019 and has already begun generating revenue. Our customers include colleges, universities, professional certification programs, and ECI-regulated nuclear energy.
- **Decades of Experience.** Our founders and advisors boast decades of experience in both in-person test center operation and remote proctoring.
- **Unparalleled Product Range.** Proctor360 has successfully developed patent-pending hardware that provides proctors with a complete view of the test-takers' environment during exams using 360-degree camera technology in a proprietary headset while also offering all competing forms of remote proctoring, including an ethical implementation of **AI** and a **cloud-based SaaS platform.**
- **Higher Revenue Potential.** Because Proctor360's headset captures the entire remote testing environment, exams that traditionally *must* be taken in person can be taken remotely with Proctor360. And as an emerging innovator with a modern, high-security platform, we've also been able to acquire customers in markets that are regulated by government and national security laws such as Nuclear energy-- **markets that our competitors don't have the technological infrastructure to comply with.**
- **High Initial Growth.** Proctor360 first began generating sales in mid-2020 and now boasts many universities, colleges, and commercial customers. **Proctor360 is poised to succeed.**


Proctor360's Journey
Kranthi Bathula
CTO & Co-Founder

PROBLEM

Online learning has seen massive growth over the past 10 years- for academic education, for skill learning, and for professional training & career advancement. And it's not hard to imagine why. Advancements in technology have made streaming media and communication nearly ubiquitous while the cost of brick & mortar schools has risen and the recent pandemic has forced institutions to limit capacity and find new paths forward with blended and Internet-based instruction models.

In 2020, the global E-learning market was estimated at $250 Billion, **and it is projected to reach $1 Trillion by 2027.** But one of the biggest challenges has been how to validate the knowledge students gain through online learning. For the exams students take online to have the same integrity as those taken in-person (where attempts at cheating can be monitored in-person by proctors), remote proctoring must provide the same level of security.

At the same time, **schools need flexible solutions** that not only integrate well with their existing technology stack, but that also provide a range of remote proctoring options that best suit the various exams a school or organization administers.

Underserved Markets


Underserved Markets
Regulated Industries
> Government Training
> Nuclear Energy
> Classified Information
Professional Licensing
> Professional Certification
> State Bar Exams
> Medical Board Exams
College Test Centers
> Limited Software
> Can't Use Existing Staff
> Need Integrated Solution

Existing Solutions Don't Meet Demand

Traditional single camera remote proctoring is sufficient for some exams, and AI can be ethically integrated to assist the proctoring process, but many exams have remained out of reach for online testing because the stakes are simply too high if a student cheats.

Existing Solutions Aren't Flexible

Most of the major players in the remote proctoring industry focus on a single type -- human proctoring, AI, or simple record & review. But schools and testing centers need the flexibility to specify the level of proctoring security they need for different exams. They need tools that allow them to configure exams of all types that integrate with their existing staff and technology infrastructure.

E-learning is going to continue to be a growing part of education at every level. But the demand for better, more secure remote proctoring solutions is rising and the industry hasn't responded. **Until now...**

SOLUTION

"Total View" Remote Proctoring and a Unique, Flexible Platform

Proctor360's innovations solve critical problems with online testing that will enable the company to capture market share and meet the demands of the industry. For high stakes exams that have, until now, required candidates to visit in-person test centers because remote proctoring wasn't secure enough, **we've developed patent pending hardware that will provide remote proctors with a complete 360-degree view** of a test-taker's environment during their exam session. And by leveraging AWS's cloud-based scalable architecture, we've designed and **built a software platform that enables us to provide a complete range of *flexible* services** that allow our customers to source a single vendor for all their online tests.

360 Total View

Proctor360 has developed a **patent-pending remote testing headset** that the test-taker wears while taking an online exam. The headset incorporates a 360-degree webcam that **captures a complete view of the testing environment**, a microphone that captures audio in the room and allows the test-taker to communicate with the remote proctor, and earphones for communication and computer audio. **Proctor360's proprietary cloud-based proctoring platform** combines these inputs with the video from the test-takers standard webcam as well as live screen capture during the test session. **Now, even the most critical exams can be taken online with complete security.**

Top EdTech Startups 2020


Proctor360
Top
EDTech
Startups
2020
Education

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Not Just a Concept

In 2019, Proctor360 successfully conducted a small Reg CF seed round to fund the initial production of its testing headset design and launch its platform. These headsets are currently in use by Proctor360's academic customers and **more schools and institutions are waiting** for a larger production run so that they can incorporate our unique 360 Total View remote proctoring into their online testing tools.

360 Total View Offers Secure Proctoring For All Exam Types

Because most major competitors only use a single front-facing webcam to monitor the test-taker, only computer-based exam types are reliably supported. However, many critical exams are published in other formats that require pen & paper or a hybrid between pen & paper and computer interaction.

360 Total View is the most secure, practical solution for these exams.

Online Exams


ONLINE EXAMS

Paper Exams


PAPER EXAMS

Online/Paper Hybrid


ONLINE/PAPER HYBRID

Scalable, Flexible, Cloud-based Service

Proctor360 didn't stop with 360 Total View. We developed a remote proctoring software platform on Amazon's AWS architecture so that we could deliver this unique service at scale... **And then we went further.**

Leveraging the flexible, modern platform we built for 360 Total View, **we're able to offer all major forms of remote proctoring** to meet the needs of customers who require different levels of security for different exams. We've added **Artificial Intelligence** for automated proctoring and AI-assistance for human proctoring. We've built out **integration with the major Learning Management Systems** used by colleges and universities so that adoption is seamless and straightforward. We've made it easier for instructors and test administrators to set up exams with individual requirements for identity verification and check-in as well. **We've developed a Saas solution (Software as a Service) for Institutions** who have their own staff and need a powerful platform for proctoring their own students' exams online.

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We've even developed **a highly secure, US government compliant, fully siloed version of our platform** for industries like nuclear energy that require employee testing on information that is governed by "Export Controlled Information" regulations and it is **currently in use by a Fortune 100 company.**

And we're not stopping there. Our vision is to create the most flexible and scalable solution for online testing available anywhere to fuel the growth of the E-Learning market. By solving the problems faced by schools, training programs, and professional organizations who want to adopt remote technologies, we can bring about positive change in a lucrative and growing marketplace.

What's the Benefit?

- **New Market Penetration**
- **Multiple Revenue Streams**
- **Accelerated Growth**
- **Market Dominance**



Ganga Bathula
Co-Founder & CEO of Proctor360

"Our competitors are focused on using the same old single camera methods - the same thing they've been doing for over 10 years. What makes Proctor360 different is that we're focused on solutions. Customers want better security and more flexibility. That's the focus that drives everything we do at Proctor360."


Solutions for Fairness in Remote Learning
Ganga Bathula
CEO & Co-Founder


E-Learning and Proctor360
Don Kassner
Strategic Advisor
Former Co-Founder, ProctorU

MARKET

REMOTE PROCTORING IS A GROWTH MARKET

Remote proctoring is experiencing massive growth as a **submarket within E-Learning - a market projected to grow to $1 Trillion by 2027.** As more and more schools, universities, training programs, and professional licensing bodies embrace remote learning and testing, remote proctoring is becoming an essential resource that these institutions rely upon to maintain the integrity of their exams.

Remote Proctoring Market Forecast


Remote Proctoring Market Forecast
2020 - 2027
430
515
612
724
853
997
1,163
1,342
2020
2021
2022
2023
2024
2025
2026
2027
Global Online Exam Proctoring Revenue (in Millions)
Source: MAReseach (June 2021)

According to market research, **more than $430 million was spent on remote proctoring services in 2020** and the demand is surging as Higher Ed continues to adopt blended instruction models that include online coursework and testing. In 2021, the remote proctoring market is estimated to reach $515 Million and by 2027, it is **expected to more than double in value to $1.34 Billion.**


The Growth of Remote Proctoring
Don Kassner
Strategic Advisor
Former Co-Founder, ProctorU

Remote Proctoring Market By Type (2021)

Remote Proctoring Market By Type 2021


Remote Proctoring Market by Type (2021)
29%
8%
63%
AI / Advanced Automated Proctoring
$147 Million
Record & Review Proctoring
$42 Million
Online Human Proctoring
$326 Million
Source: MAResearch (June 2021)
The remote proctoring market is segmented by the type of proctoring used. Most competitors focus on a single type, and as the data shows, live human proctoring generates the most revenue in the market. AI and other advanced auto proctoring technologies will continue to gain some market share, but the companies best positioned to achieve major growth will offer a flexible range of services to meet all their customers' needs.

—
BUSINESS MODEL

Flexibility and Scalability: A Model for Success

Remote proctoring is a diverse industry that serves a number of markets with many underserved and still untapped. **Proctor360's business model focuses on flexibility and scalability** in order to provide a competitive advantage over entrenched competitors who typically have more rigid and less secure offerings. By providing customers with flexible and scalable solutions that meet their needs across various proctoring types-- including our exclusive 360 Total View service, we are **quickly acquiring customers and penetrating untapped markets.**

Leveraging Flexibility for Competitive Advantage


LEVERAGING
COMPLETE FLEXIBILITY
FOR
COMPETITIVE ADVANTAGE
Our range of services, including the industry exclusive 360 Total View and configurable add-on services on a per-exam basis enables us to capture more exam volume from a broader range of customers.
Higher Security + Flexibility > Exam Volume > Growth.
360 Total View
Institutional SaaS
FLEXIBILITY
No rigid constraints.
Solutions for every exam:
Online.
On Paper.
Anytime.
Anywhere.
AI Automated
Gov't Regulated
AI-assisted Human
Traditional Single Cam


Marketing and Growth for Proctor360
Scott Crumpler
Senior Marketing & Sales Manager

Who are our target customers?

By offering more secure, flexible, and scalable solutions, we're able to serve markets that include **public school districts, colleges, universities, training & assessment programs, professional certification bodies, and commercial sectors** that require training and assessment in goverenment regulated information such as nuclear energy.

Revenue Model and a Path to Growth

Proctor360's pricing model is a matrix based on proctoring type, optional add-ons, and exam volume. This model provides the most flexibility to acquire customers in multiple markets and to respond efficiently to their needs. **By penetrating underserved markets and leveraging our scalable platform, we anticipate strong growth over the next 4 years.**

Revenue Model



Building Revenue with Exam Volume
Exam Flexibility > Increased Volume > Higher Growth
Annual Revenue Potential
(in millions)
$ 20 mil
$ 15 mil
$ 10 mil
$ 5 mil
$ 0 mil
$ 1.5 mil
$ 2.3 mil
$ 4.5 mil
$ 9.0 mil
$ 18.0 mil
100K Exams
150K Exams
300K Exams
600K Exams
1.2 mil Exams
Annual Exam Proctoring Volume
* Assumes an average $15 revenue per exam session across all proctoring types

The traction we've generated so far serves as real validation of our approach. **Our current customers span multiple segments, including:**

- **Universities**
- **Community Colleges**
- **Professional Certification Organizations**
- **Fortune 100 Nuclear Energy**
- **Online Training Programs**

The **flexibility of our SaaS platform** has enabled us to pursue International opportunities in **Europe** and **South America**, utilizing partnerships to increase revenue in these markets and drive further growth. The demand for remote proctoring services is growing globally, and we intend to aggressively pursue International customers by leveraging our platform's unique advantages.

–

SUCCESS TO DATE

Starting Lean and Building Traction

Whereas most early stage tech companies raise millions and spend years just getting a minimum viable product to market, Proctor360 is proud to have **developed a highly scalable remote proctoring platform** and successfully completed production of **Version 1 of the 360 Total View headset** with only a small seed round and founder investment. We have expanded our service offering and have **already begun generating revenue.** Upon successful close of this offering, we plan to rapidly expand our marketing and sales activities to accelerate growth reach profitability.

History & Progress



PROCTOR360
HISTORY & PROGRESS
START
2018
2019
2020
2020
2020
2021
2021
QUARTER 3
360 Total View headset concept developed and company formed.
QUARTER 1
• Seed Round
• Product Soft Launch
• Production Planning
QUARTER 2
• Headset Production
• Cloud Software Dev
• Customer Acquisition
QUARTER 3
• Expand Website
• Headset Production
• SaaS Platform Launch
QUARTER 4
• Expand Sales Ops
• LMS Integration Begins
• AI Feature Expansion
• "Top EdTech StartUp of 2020"
QUARTER 1
• New Software Features
• Expand Marketing Ops
• Customer Acquisition
QUARTER 2
• Headset v2 Engineering
• New LMS Integration
• New Customer Acquisition
• Reg CF Funding Round Prep

AWARDS & PRESS

A Recognized Leader in Online Testing Innovation

Since Proctor360's beta launch in 2019, the company has been recognized by the press and trade publications alike as an emerging leader in remote proctoring. We're member's of **Amazon's AWS EdStart** initiative and recipients of Education Technology Insights Magazine's **"Top EdTech Startups 2020"** award.

AWS-Edstart Member

AWS EdStart Member



Proctor360
Top
EDTech
Startups
2020
Education

Top EdTech Startups 2020


Assessment UPdate

November–December 2020
Volume 32, Number 6

Progress, Trends, and Practices in Higher Education

Proctor360's software "preserved the integrity of the testing process while meeting the needs of a diverse array of students"

- Marcus Kolb, Asst. VP of Learning Assessment
Ivy Tech Community College
(Assessment Update, Wiley Periodicals, LLC Nov-Dec 2020)

Assessment Update

*New technology that uses a lightweight headset with a 360 degree camera has been developed by Proctor360, and **this could be a game-changer** for the market. - Learning Light (2019)*

Learning Light
engaging. effective. elearning.

Learning Light

*"**Proctor360's advancement** in remote proctoring could well **bring further growth** to the online assessment market." - **LearningPlatforms.net** (2019)*

LEARNING PLATFORMS

Learning Platforms

TEAM

The Proctor360 Team Boasts Decades of Experience

With more than 10 years of experience operating brick & mortar test centers and an impressive team of advisors with decades more in remote proctoring, finance, engineering, marketing, and leadership, the Proctor360 team is armed for success.



Ganga Bathula

Co-Founder & CEO

Ganga Bathula has more than ten years of experience in proctoring services both online and in the operation of multiple brick & mortar testing centers. His unique experience led him to found Proctor360 to bring innovation to this growth industry and meet its demand for higher security in online testing. He has hands-on experience with the implementation of remote proctoring technology from content authoring to customer delivery and the current issues in secure test delivery inform his vision for Proctor360. Ganga holds US and International patents and has strong entrepreneurial skills with an excellent academic record in engineering and management.



Kranthi Bathula

Co-Founder & CTO

Kranthi Bathula has spent the bulk of his career in the proctoring industry, and he has a deep understanding of both the technical and business requirements necessary to building a secure platform and providing a great experience for the customer. Since co-founding Proctor360 along with Ganga, he has overseen the development and production of the company's patent-pending headset as well as the development and implementation of their cloud-based software architecture. His work in engineering and design have given him the opportunity to work with and for various universities and companies building devices that offer practical solutions.



George Siragusa

Chief Strategist

George Siragusa is a Senior Business Adviser, and mentor to startups and venture company CEOs and their teams. He is an Adjunct Professor and Senior Business Adviser at George Mason University (GMU) School of Engineering as well as at George Mason's Enterprise Center respectively.

In addition to working with a diverse mix of technology clients, non-technical local business owners and his GMU engineering students, he has mentored and supported three different D.C. area accelerators. His experience spans two parallel 30 year careers, ending as a Global Executive at ExxonMobil, and in command leadership positions as a retired Captain in the U.S. Navy, where he served both active and reserve tours in tactical and strategic roles.



Don Kassner

Strategic Advisor

Former Co-Founder - ProctorU
Don Kassner is a life-long entrepreneur who has helped launch and grow ventures in the service industry, training, testing, higher education, and Ed Tech and has successfully launched two remote proctoring companies. Currently, Don is the Founder and President of MonitorEDU, a labor-based, live proctoring company. Prior to MonitorEDU, he was the founder and CEO of ProctorU, the leading remote proctoring company in the world, from 2008-2016 where he led the company's growth to over 1000 clients, 600 employees, and over 1 million proctored exams annually. He was the president of Andrew Jackson University and CFO of Auto University, and he holds an MA in Economics from San Jose State University. His knowledge and experience form his understanding of the need for innovative companies like Proctor360 who are creating new models that meet the changing demands in online testing security.



Abdul Mallick

Finance Strategy Advisor

in

Abdul Mallick is the VP of Tech Strategy for Flying Phase, a financial services consultancy that leverages cutting edge analytics and technology. He has two decades of experience in the financial services industry and has a penchant for translating organizational needs into practical technology solutions that streamline business processes and enable risk analytics through machine learning. Prior to co-founding Flying Phase, Abdul led multi-disciplinary Agile innovation teams to implement credit risk models across Consumer Card, Home Loans, and Auto Finance at a Fortune 100 company.



Jonathan Babaie

Chief Hardware Engineer

in

Jonathan holds a BS in Electrical Engineering and a PhD in Optical Science & Engineering from University of North Carolina at Charlotte. Jon founded his own company developing IoT application components including embedded control systems, remote sensing devices, and custom-built devices for atypical applications. His broad-spectrum engineering toolbox includes embedded systems programming, electrical design and implementation, and system control technology development. He serves as the Lead Optical engineer for his team with internal development of optical metrology products while supporting ongoing product development for Proctor360.





Scott Crumpler

Senior Marketing & Sales Manager

in

Scott Crumpler is an experienced marketing professional with more than 20 years of experience working with startups and emerging companies to achieve growth. He has worked in a variety of roles over that time, including vice president, strategist, marketing director, creative director, and web developer. His broad skill set and expertise enable him to help companies see the bigger picture, find efficient solutions to their marketing needs, and achieve early-stage growth and brand activation. In recent years, his career focus has been on working with early stage companies with game-changing ideas. His skills and experience provide companies like Proctor360 with a competitive advantage that enables them to quickly generate traction in their market.

Sandra Taylor

Human Resources

Sandra Taylor, HR Administrator for Proctor360, recognizes that the landscape of the human resource professional is evolving. Her 15 years of experience allows her to seamlessly transition from employee development and recruitment to business leadership and strategic planning. Because she regards the staff of Proctor360 as our most important asset, Our Program management system plays well to Sandra's experience in the areas of learning and development, talent management and workforce planning, compensation and benefits, audit and compliance, as well as on demand support. She strives to develop strategies for an internal environment of diversity and inclusion that recognizes the global environment in which Proctor360 is poised to operate.



Wyatt Courtwright

Testing Administrator

in

Wyatt Courtwright manages exam implementation and proctor resource coordination for all Proctor360 exams. He is a key member of the customer support team and brings with him several years of experience as a trained exam proctor. His core focus is on building effective teams to deliver the best test session experience available on any platform. His duties include Proctoring Team management, test session coordination, and end-user support.



Yvonne Pan
Content Developer

Yvonne Pan is a recent graduate of Case Western Reserve University where she was a communications intern for the Veale Institute of Entrepreneurship and a reporter for The Observer. Her experience there has served her well in her role as content developer at Proctor360 where she writes website content and assists with social media. She holds a BS in civil engineering, secondary major in environmental studies, and minor in English.



Justin Newton-Blackburn
Inbound Sales Coordinator

Justin Newton-Blackburn provides critical support for all inbound sales activities at Proctor360. He communicates with potential customers to determine their initial interests and coordinates live platform demo's of Proctor360's services and technology. In addition to client-facing presentation, Justin also works with the support team to assist test-takers and provides ongoing account management for Proctor360 customers.

USE OF PROCEEDS

If the offering's maximum amount of $2,000,001 is raised:

Use	Value	% of Proceeds
Compensation for managers	$300,000	15.0%
Production, Inventory, & Logistics	$850,000	42.5%
Customer Acquisition & Marketing	$600,000	30.0%
Software Enhancement	$152,001	7.6%
Intermediary fees	$98,000	4.9%

TERMS

This is an offering of Class B common stock, under registration exemption 4(a)(6), in Proctor360 Inc.. This offering must raise at least $10,000 by April 29, 2022 at 9:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. Proctor360 may issue additional securities to raise up to $2,000,001, the offering's *maximum*.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

5,919,334 shares
× $3 per share

$17,758,002 implied valuation

EMAIL COMMUNICATION MATERIALS

Test The Waters E-mail Disclosure - Proctor360

FINANCIALS

These financial statements have been audited by an independent Certified Public Accountant.

CPA audit report

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

We're also required to share links to each of the SEC filings related to this offering with investors.

- Form C on August 31, 2021
- Form C/A on October 7, 2021
- Form C/A on October 29, 2021
- Form C/A on October 29, 2021
- Form C/A on January 5, 2022
- Form C/A on February 24, 2022

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
- LinkedIn
- Twitter
- Facebook

UPDATES

- Feb 24, 2022 — Filed Form C/A
- Jan 27, 2022 — # Another New Customer For 2022! We're off to...
- Jan 20, 2022 — # Proctor360 Lands Two New Customers In January...
- Jan 5, 2022 — Filed Form C/A
- Dec 29, 2021 — Proctor360 Joins Startup Virginia With An Eye...
- Nov 15, 2021 — # Join us for Netcapital's Demo Day on Tuesday...
- Nov 8, 2021 — # Live Q&A with Proctor360 - Hosted By...
- Oct 29, 2021 — Filed Form C/A
- Oct 29, 2021 — Filed Form C/A
- Oct 11, 2021 — !(https://proctor360.com/media/140/download/fk-...
- Oct 7, 2021 — Filed Form C/A
- Aug 31, 2021 — Primary offering of 666,667 shares at $3
- Aug 31, 2021 — Filed Form C

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